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                                                                  Exhibit (9)(a)


                               ADMINISTRATION AGREEMENT




Fleet National Bank
111 Westminster Street
Providence, Rhode Island 02903

                                                                October 25, 1994

Dear Sirs/Mesdames:

     This Agreement supersedes the Administration Agreement dated June 30, 1994 between the parties hereto. This Agreement is identical to that Agreement except that this Agreement correctly sets forth the fees payable hereunder in
Section 2 hereof.

     Galaxy Fund II, a Massachusetts business trust ("Galaxy II"), herewith confirms its agreement with Fleet National Bank ("Fleet") as follows:

     Galaxy II desires to employ the capital held in the investment portfolios listed on Schedule A attached hereto (referred to as the "Funds" or "Fund," as appropriate) by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in its Declaration of Trust and in its Prospectus and Statement of Additional Information with respect to each Fund as from time to time in effect, copies of which have been or will be submitted to Fleet, and in resolutions of Galaxy II's Board of Trustees with respect to each Fund. Galaxy II has appointed Fleet Investment Advisors Inc. as investment adviser of each Fund and intends to appoint Fleet as administrator of each Fund.


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1.   SERVICES AS ADMINISTRATOR

     Fleet hereby accepts its appointment as Administrator for the Funds, and agrees to provide services hereunder subject to the direction and supervision of Galaxy II's Board of Trustees for the fees set forth below.

     With respect to each Fund, Fleet agrees to: compute the net asset value of the Fund's shares and the net income available for dividends in accordance with Galaxy II's current Prospectuses, the Statements of Additional Information and the resolutions of the Board of Trustees; furnish statistical and research data, clerical, accounting and bookkeeping services, and stationery and office supplies; provide internal auditing and legal services and internal executive and administrative services; prepare those portions of Galaxy II's semi-annual reports to the Securities and Exchange Commission on form N-SAR that pertain to each Fund, and coordinate and file such reports; compile data for and prepare for execution by Galaxy II those portions of Galaxy II's Federal and state tax returns and required tax filings that pertain to each Fund and to file such returns and filings when completed (other than those filings required to be made by Galaxy II's custodian and transfer agent); prepare filings pursuant to state securities laws with the advice of Galaxy II's counsel; prepare those portions of Galaxy II's Annual, Semi-Annual and other reports to shareholders that pertain to each Fund, and coordinate and file such reports; compile data for and assist with the preparation and timely filing of notices to the Securities and Exchange Commission required with respect to the registration of each Fund's shares pursuant to Rule 24f-2 under the Investment Company Act of 1940 (the "1940 Act"); assist with the preparation and filing of Galaxy II's Registration Statement and amendments and supplements thereto and proxy materials for shareholder meetings with advice of Galaxy II's counsel; arrange


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for and bear the cost of processing purchase and redemption orders with respect to each Fund's shares; assist with the development of new or modified investment products; provide document preparation and review services; provide support services for Board of Trustees meetings including but not limited to preparation of materials for review by the Trustees; provide support services for shareholder meetings; provide compliance review and training services; provide assistance in connection with examinations by regulatory agencies; keep and maintain the Funds' financial accounts and records; monitor Galaxy II's arrangements with respect to services provided by certain institutional customers, who are the beneficial owners of any Class of Galaxy II's shares of beneficial interest (including any series or sub-class thereof), pursuant to agreements between Galaxy II and such institutional customers (herein called "Servicing Agreements"), including, among other things, reviewing the qualifications of institutional customers wishing to enter into Servicing Agreements with Galaxy II, assisting in the execution and delivery of the Servicing Agreements, reporting to the Board of Trustees with respect to the amounts paid or payable to Galaxy II from time to time under the Servicing Agreements and the nature of the services provided to the institutional customers and maintaining appropriate records in connection with the foregoing duties; and generally assist in all aspects of the Funds' operations.

     Fleet also agrees to maintain office facilities for Galaxy II (which, to the extent permitted by applicable law, may (but need not) be at the offices of Fleet or a corporate affiliate and which shall be in such location as Galaxy II may reasonably determine) and to supervise all aspects of the Funds' operations except those performed by the Funds' investment adviser under its Advisory Agreements.


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     In compliance with the requirements of Rule 3la-3 under the 1940 Act, Fleet hereby agrees that all records which it maintains for Galaxy II are the property of Galaxy II, and further agrees to surrender promptly to Galaxy II any of such records upon Galaxy II's request. Fleet further agrees to preserve for the periods prescribed by Rule 3la-2 under the 1940 Act the records required to be maintained by Rule 3la-1 under the 1940 Act.

     In computing the net asset value of each Fund's shares, Fleet may utilize one or more independent pricing services approved from time to time by the Board of Trustees of Galaxy II to obtain securities prices.

2.   FEES; EXPENSES; EXPENSE REIMBURSEMENT

     In consideration of services provided and expenses assumed with respect to the Funds, Galaxy II will pay Fleet from the assets of each Fund on the first business day of each month a fee for the previous month at the annual rate of 0.30% of the value of the average daily net assets of each of the Large Company Index, Small Company Index, Utility Index and U.S. Treasury Index Funds, and 0.35% of the value of the average daily net assets of the Municipal Bond Fund. The fee for the period from the day of the month this Agreement is effective until the end of that month shall be prorated according to the proportion which such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

     For the purpose of determining fees payable to Fleet, the value of the net assets of the Funds shall be computed in the manner described in Galaxy II's Registration Statement for the computation of the value of such net assets.


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     Fleet will from time to time employ or associate with itself such person or persons as Fleet may believe to be particularly fitted to assist it in the performance of the Agreement, and Fleet may also delegate to other organizations the performance of any or all of Fleet's obligations hereunder; provided, however, that in each case Fleet shall be responsible for all compensation payable to such individuals or organizations. Fleet shall be liable for losses or failures resulting from the actions or omissions of such agents.

     Fleet will bear all expenses in connection with its provision of services under this Agreement and all expenses incurred in the operation of Galaxy II with the following exceptions ("Excepted Expenses"); brokerage fees and commissions, fees and expenses of Trustees who are not officers, directors or employees of Fleet or of Galaxy IIs principal underwriter or of any sub-investment adviser to Galaxy II; taxes; interest; and any extraordinary non-recurring expenses that may arise, including but not limited to expenses of litigation to which Galaxy II may be a party. The Trust will bear all Excepted Expenses.

     If in any fiscal year of a Fund the aggregate expenses of a Fund (as defined under the securities regulations of any state having jurisdiction over such Fund) exceed the expense limitations of any such state, Fleet will reimburse such Fund for such excess expense. The expense reimbursement obligation of Fleet is limited to the amount of its fees hereunder for such fiscal year, PROVIDED, HOWEVER, that notwithstanding the foregoing, Fleet shall reimburse a Fund for such excess expense regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Fund so require. Such expense reimbursement, if any, will be estimated, reconciled, and paid on a monthly basis.


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3.   PROPRIETARY AND CONFIDENTIAL INFORMATION

     Fleet agrees on behalf of itself and its employees to treat confidentially and as proprietary information of Galaxy II all records and other information relative to Galaxy II and prior, present or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by Galaxy II, which approval shall not be unreasonably withheld and will be deemed granted where Fleet may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Galaxy II.

4.   STANDARD OF CARE; LIMITATION OF LIABILITY

     Fleet shall exercise its best judgment in rendering the services described herein. Fleet shall not be liable for any error of judgment or mistake of law or for any loss suffered by Galaxy II in connection with the matters to which this Agreement relates, except for a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, partner, employee or agent of Fleet, who may be or become an officer, trustee, employee or agent of Galaxy II shall be deemed, when rendering services to Galaxy II or acting on any business of Galaxy II (other than services or business in connection with Fleet's duties as administrator hereunder), to be rendering such services to or acting solely for Galaxy II and not as an officer, partner, employee, or agent or one under the control or direction of Fleet even though paid by it.


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5.   TERM

     This Agreement shall become effective on June 30, 1994 and, unless sooner terminated as provided herein, shall continue until June 30, 1996 and thereafter shall continue automatically for successive annual periods ending on June 30 of each year, provided, such continuance is specifically approved at least annually
(a) by the vote of a majority of those members of Galaxy II's Board of Trustees who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, and (b) by Galaxy II's Board of Trustees. Notwithstanding the foregoing, this Agreement may be terminated as to any Fund at any time without the payment of any penalty, by Galaxy II by the vote of Galaxy II's Board of Trustees, or by Fleet on sixty days written notice. (As used in this Agreement, the term "interested person" shall have the same meaning as such term in the 1940 Act.) This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

6.   NAMES

     The names "Galaxy Fund III" and "Trustees of Galaxy Fund III" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated February 22, 1990 and as amended on April 6, 1990 and June 30, 1994 which is hereby referred to and a copy of which is on file at the office of the State Secretary of the Commonwealth of Massachusetts and at the principal office of the Trust. The obligations of "Galaxy Fund III" entered into in the name or on behalf thereof by any of the Trustees, representatives, agents, officers or employees, nominees, whether past, present or future, are made not individually, but in such capacities, and are not binding upon any of such individuals or the shareholders personally, but bind only the property of Galaxy II, and all


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persons dealing with a Fund must look solely to the property of Galaxy II belonging to such Fund for the enforcement of any claims against Galaxy II.

     If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                        Very truly yours,

                                        GALAXY FUND II


                                        By:  /s/ Walter Laliberte
                                            ------------------------------------
                                                       (Title)



     Accepted:


     FLEET NATIONAL BANK


By:  /s/  Thomas N. Howe
    -------------------------------
               (Title)


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                                     SCHEDULE A


                         Large Company Index Fund

                         Small Company Index Fund

                         U.S. Treasury Index Fund

                         Utility Index Fund

                         Municipal Bond Fund


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